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HomesToLife Ltd

NASDAQ Symbol: HTLM

Proposed Placement Presentation

August 2026

Issuer Free Writing Prospectus dated August 28, 2026
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Related to Preliminary Prospectus dated August 25, 2026
Included in the Registration Statement on Form F-1 (File No. 333-298560)

Disclaimer

This presentation has been prepared by HomesToLife Ltd (the "**Company**"). This presentation is for information only and does not constitute or form part of an invitation, solicitation or offer to acquire, purchase or subscribe for securities of the Company nor shall it or any part of it form the basis of, or be relied on in any connection with, any contract, commitment or investment decision whatsoever. This presentation is not a research report and was not prepared by any of the research departments of Placement Agent (as defined below) or any of its respective subsidiaries and affiliates. This presentation has been prepared solely for use during the Company's roadshow. This presentation is provided to you solely for your reference and neither this presentation nor any part thereof may be (a) used or relied upon by any other party or for any other purpose; (b) copied, photocopied, duplicated, photographed or otherwise reproduced in any form or by any means; or (c) redistributed, passed on or otherwise disseminated or quoted, directly or indirectly, to any person either in your organisation or elsewhere. This presentation is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, transmission, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. You must return this presentation and all materials provided herewith to the Company after the completion of the presentation. Failure to comply with this restriction may constitute a violation of applicable securities laws.

The information in this presentation is a summary only and does not purport to contain all of the information that n

Free Writing Prospectus Statement

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This free writing prospectus relates to the proposed placement of ordinary shares ("Shares") of HomesToLife Ltd, a holding company incorporated in the Cayman Islands ("we," "us," "our," "Issuer" or the "Company") directly to investors and should be read together with the Registration Statement on Form F-1 we filed with the U.S. Securities and Exchange Commission (the "SEC") (File No. 333-298560) for the placement to which this communication relates and may be accessed through the following web link:
https://www.sec.gov/Archives/edgar/data/2023153/000149315226040059/formf-1.htm

The Registration Statement has not yet become effective. The Shares may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the placement. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we will arrange to send you the prospectus if you contact HomesToLife Ltd by calling +65 9730 3718, or mailing to 12 Tai Seng Link, GRC Centre, #03-01A, Singapore 534233.

The Placement Agent has not independently verified the information contained in this free writing prospectus or the Company's public SEC filings, and makes no representation or warranty, express or implied, as to its accuracy, completeness, or currency.

This free writing prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

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This free writing prospectus contains forward-looking statements that relate to our current expectations and views of future events. In some cases, these forward-looking statements can be identified by words or phrases such as "is/are likely to," "believe," "plan," "expect," "intend," "should," "seek," "estimate," "will," "aim," "may," "might," "could" and "anticipate," or other similar expressions, but these are not the exclusive means of identifying such statements. All statements other than statements of historical facts included in this document, including those regarding our future financial position and results, business strategy, plans and objectives of management for future operations and statements on future industry growth are forward-looking statements.

These forward-looking statements are subject to risks, uncertainties, and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading "Risk Factors" and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

Forward-looking statements include, but are not limited to, statements regarding:

- our goals and growth strategies
- our future business development, financial condition and results of operations;
- our expectations regarding demand for and market acceptance of our future products and retail concepts;
- our expectations regarding our relationships with our investors and partners;
- competition in our industry;
- relevant government policies, laws and regulations relating to our industry;
- continued market acceptance of our future products and retail concepts;
- protection of our intellectual property rights;
- changes in the laws that affect our operations;
- fluctuations in our operating results;
- inflation and fluctuations in foreign currency exchange rates;
- our dependence on our senior management and key employees;
- our ability to continue to develop new technologies and/or upgrade our existing technologies;
- our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;
- the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;
- the structural and logistical capabilities of our business operations;
- changes in general economic, business and industry conditions; and
- other risks and uncertainties indicated in this prospectus, including those set forth in "Risk Factors."

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may be materially different from what we expect.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that these publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

Our Founders

50 YEARS OF HERITAGE

HomesToLife Ltd is a global home furniture company headquartered in Singapore.



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LEADERSHIP

Under the leadership of our founders, **Mr. Phua Yong Pin,** Executive Chairman and Director, and **Mr. Phua Yong Tat,** Executive Vice Chairman and Director.

ABOUT THE COMAPNY

Leveraging 50 years of heritage established by our founders, our Group combines wholesale distribution, consumer retail and sourcing capabilities, supported by a diversified sourcing and supplier network across China, Vietnam and India.

Management Team

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Phua Yong Pin

Executive Chairman and Director

Phua Yong Pin is the Chairman and a director of the Company, with 50 years of furniture industry experience. He oversees the Group's overall management, mergers and acquisitions ("M&A") and corporate/ transaction matters.



Phua Yong Tat

Executive Vice Chairman and Director

Phua Yong Tat is Vice-Chairman and a director of the Company. With 50 years of furniture industry experience, Mr. Phua oversees the HTL Group's the general corporate strategy and brand promotion management and business expansion, and is responsible for the business, product development, product design, marketing and sales of the HTL Group.



Phua Mei Ming

Chief Executive Officer

Phua Mei Ming is the Chief Executive Officer of the Company. She brings with her over 25 years of experience in the furniture industry, and a wealth of expertise through having served in various roles in the Company. Her strategic vision and adept leadership have contributed to the Company's growth, evident in her track record of driving sales and fostering organizational development.



Chai Zhengjie "Jeff"

Chief Financial Officer

Chai Zhengjie is the Chief Financial Officer ("**CFO**") of the Company. He served as CFO and Secretary of H.T.L. Furniture, Inc., which is a related party of the Company in the U.S., between September 2020 and May 2026 and Regional VP of Finance for a few subsidiaries of the Company since January 2024. He is a licensed Certified Public Accountant.

Board of Directors

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Phua Yong Pin
Executive Chairman and Director

Phua Yong Pin is the Chairman and a director of the Company, with 50 years of furniture industry experience. He oversees the Group's overall management, mergers and acquisitions ("M&A") and corporate/commercial transaction matters.



Phua Yong Tat
Executive Vice Chairman and Director

Phua Yong Tat is Vice-Chairman and a director of the Company. With 50 years of furniture industry experience, Mr. Phua oversees the HTL Group's the general corporate strategy and brand promotion management and business expansion, and is responsible for the business, product development, product design, marketing and sales of the HTL Group.



Wang Jun
Non-Executive and Independent Director
Chairman of Audit Committee

Mr. Wang has more than 15 years' experience in the investments and venture finance industry. He has been serving as Venture Partner of Youshan Capital since April 2024 and previously served as Managing Director of Cornell Capital from October 2018 to March 2024.



Long Ai Ming (Lee Ai Ming)
Non-Executive and Independent Director
Chairman of Nominating Committee

Mrs. Lee currently holds directorships in Temasek Life Sciences Laboratory Limited, MS First Capital Insurance Limited, and Lendlease Global Commercial REIT (a real estate investment trust listed on the SGX). Mrs. Lee was an Advocate & Solicitor of the Supreme Court of Singapore, and a Senior Consultant at Dentons Rodyk & Davidson LLP (formerly Rodyk & Davidson LLP), where she has practiced law from 1982 to 2025.



Sophia Dai
Non-Executive and Independent Director
Chairman of Compensation Committee

Ms. Dai has 20 years of experience in international capital markets, with expertise spanning IPOs, fundraising, investment, M&A, financial management, and business development across regions. She was the CFO and Co-President of AgiiPlus Group and has been a CFA charter holder since 2010.

The Placement

Issuer / Ticker	**HomesToLife Ltd / NASDAQ: HTLM**
Current Listing Venue / Currency	Nasdaq Capital Market / US$
Proposed Secondary Listing Venue / Currency	Main Board of the SGX-ST / S$
Offering Type	Placement of ordinary shares
Current Market Capitalization	Approximately US$161 million as at Aug 26, 2026 (New York time)
Pre-Placement Shares Outstanding	89,687,500 existing shares
Use of Proceeds	i. Business expansion ii. General working capital
Target SGX Listing	October 2026
Placement Agent	UOB Kay Hian Private Limited

Note: The Placement is conditional on the completion of the Secondary Listing. See offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid, and there is a risk of loss.



About Us

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HomesToLife

Nasdaq: HTLM

A leading global platform specializing in the design, sourcing, distribution, and retail of premium upholstered furniture.

The Group operates through three synergistic core divisions:

Export Sales
Delivering premium upholstered furniture to global partners

Leather Trading
Sourcing and supplying high-quality raw hides materials

Retail Sales
Curating direct-to-consumer brand experiences across key markets

Our History

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1989 — **HomesToLife Singapore** was incorporated by Phua Brothers as leather trading business.

2014 — **HomesToLife Singapore** transited from leather trading to the furniture retail business in Singapore.

2024 — **HomesToLife Ltd** was incorporated in the Cayman Islands as the holding company of our Group.

Listing on Nasdaq.

Expanded into **export sales in Japan and South Korea.**

2025 — **Acquired HTL Marketing** to expand export sales to cover key global markets across Asia-Pacific, Europe, and North America and expand into retail sales in South Korea.

2026 — **Applied for SGX-ST secondary listing by Introduction**



Business Segment



92
Export Sales
Leather Trading
5
Retail Sales
2
0
20
40
60
80
100
Business Segment (FY 2025)



Export Sales

We engage in B2B sales of upholstered furniture to wholesale customers, such as furniture retailers and distributors across Europe, Asia Pacific and North America.

Leather Trading

We procure raw leather hides from global suppliers and sell them principally to a related party tannery and other tanneries. These are processed into finished upholstery leather used by our related manufacturers to manufacture upholstered furniture.

Retail Sales

We offer upholstered furniture, case goods and home accessories to end consumers through our retail network. In Singapore, we operate 4 retail stores and in South Korea, we have 2 retail stores and department store concessions.

Global Sales & Network

>5,000 retail outlets*

FY2023 Revenue **US$326m** | FY2024 Revenue **US$335m** | FY2025 Revenue **US$378m**



16%
25%
60%
13%
29%
59%
13%
27%
60%
2023
2024
2025
EUROPE
ASIA PACIFIC
NORTH AMERICA



United Kingdom
France
Japan
South Korea
SINGAPORE HQ
Australia

*Including retail outlets not directly operated by our Group, such as department stores and other retailers.

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Product Portfolio

01

SOFA(UPHOLSTERED FURNITURE)

- Core flagship product line, covering **leather & fabric sofas, armchairs, recliners**
- Six proprietary retail brands: **Domicil, Fabbrica, Corium, HomesToLife, RelaxStudio, Gallery**
- Customization on leather/fabric, color, size and layout configurations
- New immersive audio-integrated sofa series

02

CASE GOODS & ACCESSORIES

- Non-upholstered furniture including tables, chairs, cushions, etc.
- Complements sofa collections to deliver full one-stop home furnishing solutions
- Sold together with upholstered goods in retail business

03

RAW LEATHER HIDES

- Procure raw hides from **Brazil**, US, Australia, primarily sell to related tannery **Trends Leather (Yangzhou)**
- Raw hides are processed by the tannery into finished upholstery leather which are in turn used by our related party manufacturers to manufacture upholstered furniture
- All six retail brands provide leather upholstery options for sofas

Integrated Supply Chain Solutions Provider

We are an **integrated supply chain solutions** provider and brand builder, combining white-label partnerships that deliver global scale



01

Branded Product Offering



02

Product Development



03

Sourcing & Manufacturing Partners Management



04

Logistics & Distribution Channel Management

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Branded Product Offering

6 brand concepts – one for each occasion



Domicil GERMANY

An iconic German home furnishing brand since 1978



FABBRICA GERMANY

Immaculate style meets flamboyant sophistication.



CORIUM ITALIA

A proud tradition from Tuscany



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relaxstudio

Redefining relaxation



g GALLERY

The art of modern living

>5,000

retail outlets* through these 6 brands

Mixed brand strategy

for different segment in each market to maximise growth potential

*Including retail outlets not directly operated by our Group, such as department stores and other retailers.

Product Development

We commit to product innovation and value engineering.
We combine market research rigor, design innovation, and production engineering to deliver a continuous stream of market-responsive products.

Consistent launch momentum allows us to meet market needs worldwide, with products introduced at **international, regional, and home shows.**

Market Insights

Customer needs, market trends, and competitive landscape

Design Innovation

Strategic partnerships with design specialists to transform concepts

Product Engineering

Design to production-ready prototypes engineered for comfort and performance

Market Delivery

Sourcing & Manufacturing Partner Management

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Manufacturing

Distributed sourcing across China, Vietnam, and India ensures scale and efficiency.



Assembly

Fully automated key production stages for speed and precision.



Finishing

Consistent and reliable goods prepared for distribution.

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Logistics & Channel Management

H2L

Compliance

Audit quality and environmental compliance

Logistics

Freight management, warehousing & distribution, seamless end-to-end service



Manufacturer Management

Manufacturers are identified to meet needs based on scale, cost & efficiency considerations



Supplier Management

Raw materials delivered Just in Time (JIT) to appointed factories

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Global in Scale, Local in Service

We provide end-to-end global logistics solutions covering freight, customs, insurance, and shipping.

From factory pick-up in China, Vietnam, and India, to shared shipping with leading freight forwarders, and last-mile delivery through our regional fleet, all processes are managed on a digital platform for seamless supply chain communication.



Factory

FOB - pick-up at port. We transport directly to ports from our factories across China, Vietnam, and India.



Port

Direct carrier partnerships optimize freight buying at transparent rates without intermediaries.


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Delivery

Third-party logistics partners to provide seamless last-mile service or to customer warehouses

Financials

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93%

Export sales attributable

FY2025 revenue highlights

Export sales contributed to 93% of FY 2025 revenue, supported by strong demand in **Europe and North America.**

REVENUE

Monetary figures stated in US$ million



378
+13%
+3%
335
326
FY23
FY24
FY25

NET PROFIT

Monetary figures stated in US$ million



16.6
+97%
10.3
-18%
8.4
FY23
FY24
FY25

Note: See offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid, and there is a risk of loss.

Business Strategies

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1. Expand Export & Wholesale Channels

- **Unified Governance:** Centralized brand management for six brands
- **Export:** Build distributor partnerships; attend key fairs
- **Retail:** Multi-channel marketing in Singapore & South Korea
- **Domicil:** Target affluent repeat buyers with selective expansion

2. Design Innovation & Tech Collaboration

- **Design:** Collaborate with international designers
- **Product Launch:** Maintain a regular pipeline of new product launches to introduce new offerings
- **Flexibility:** Continue offering customization options
- **Tech Investment:** Acquired 10% stake for co-development of spatial-audio tech

3. Brand & Marketing Enhancement

- **HomesToLife:** One-stop retail solution for brand building & insights
- **Singapore:** Add stores in high-traffic malls; optimize showrooms
- **South Korea:** Expand via direct stores and department store concessions
- **New Markets:** Expand retails into selected APAC cities; explore M&A, partnerships and distributorships.

4. Targeted Retail Network Expansion

- **Core:** Deepen ties with existing clients (Europe, APAC, North America)
- **New Markets:** Enter new APAC markets via local partners
- **Leather Trading:** Secure raw material supply and launch new leather specifications for our upholstered furniture products
- **Investment:** Strengthen leadership in core markets while capturing scalable growth opportunities

Investment Highlights

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- Integrated product design and development, sourcing and distribution platform
- Experienced management team with deep industry relationships and market knowledge
- Established multi-brand, white label, and customization capabilities serving
- Established export platform with global market reach and quick fulfilment capability
- Uniquely positioned to offer a one-stop shop for customers

Note: See offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investment may be speculative, illiquid, and there is a risk of loss.



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Thank you

Company Contact:

HomesToLife Ltd
12 Tai Seng Link, GRC Centre, #03-01A
Singapore 534233
homestolifegroup@homestolife.com
(+65) 9730 3718

Placement Agent Contact:

UOB Kay Hian Private Limited
83 Clemenceau Avenue
#10-01 UE Square
Singapore 239920

Investor Relations Contact

Edelman Smithfield
Angela Hui
homestolife@edelmansmithfield.com